Exhibit 99.1
Transcript of
Martin Midstream Partners
Second Quarter 2007 Earnings Conference Call
August 9, 2007
Operator:
Greetings, and welcome to the Martin Midstream Partners second quarter 2007 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Bob Bondurant, CFO. Thank you Mr. Bondurant, you may begin.
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Thank you Jerry. To let everyone know who else is on the call today, we have Ruben Martin, CEO and Director of the Company. Before we get started with my business comments, I need to make this disclaimer.
Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performances, our ability to make distributions to unitholders, as well as any other statements that are not historical facts. The words “anticipate,” “estimate,” “expect,” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally accepted accounting principals and use certain non-GAAP financial measures within the meaning of the SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because management believes it might provide users of our financial information, with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the partnerships cash available to pay distributions. Distributable cash flow should not be considered as an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP, or a substitute for comparable measures provided in accordance with GAAP, and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday, a reconciliation of distributable cash flow to the most directly comparable GAAP financial measures. Both the earnings press release and our second quarter 10-Q are available at our website at www.martinmidstream.com.

With that out of the way, I would like to comment on our second quarter performance. For the second quarter we had net income of $5.9 million or $.41 per limited partner unit. Even though this was a strong earnings performance in the second quarter, earnings were negatively impacted by a $.02 per limited partner unit as a result of a noncash mark-to-market charge relating to commodity derivative instruments. So without this noncash charge, our earnings would have been $.43 per limited partner unit. Most importantly, our distributable cash flow for the second quarter was $11.2 million, and our rolling 12 months distributable cash flow has been $40.1 million.
Our second quarter distributable cash flow coverage was 1.27 times, and our rolling four quarter distributable cash flow coverage is 1.2 times. This continued strong distributable cash flow performance allowed us to increase our August 15 distribution by $.02 per quarter or $.08 per year. We have grown our distributions by 8% year-to-date, while increasing our overall distribution coverage.
Now, I would like to discuss in greater detail our performance by segments, comparing the second quarter of 2007 to the first quarter of 2007. For the second quarter, our terminal operating income was $2.6 million. This compared to $2.9 million for the first quarter. When you add back the depreciation increase of $126,000, our cash flow was down only by $150,000. This decrease was primarily the result of decreased drilling mud commissions, as we had a temporary reduction in offshore drilling rigs operating out of our marine shore bases. The drilling activity in our shore bases will pick up in the last half of the year. New business opportunities, primarily Shell’s Perdido deep water project, will begin operations out of our larger terminals beginning in the third quarter. As a result, we should see improvement in our terminal segment operating cash flow in the last half of the year.
In our natural gas services segment: Operating income in the second quarter was $464,000, compared to $1.9 million in the first quarter. The decrease was expected as there is seasonality in our natural gas services business, primarily in the wholesale propane distribution segment. Because of this, I believe that it is more appropriate to analyze this segment, by comparing the second quarter of 2007 to the second quarter of 2006. Again, operating income was $464,000 in the second quarter, compared to a negative $44,000 in last year’s second quarter. This increase was primarily a result of our Woodlawn acquisition, which closed May 2, and to a lesser extent a 17% improvement in our NGL margins. To refresh everyone’s memory, we purchased Woodlawn for $32.6 million. On an annual basis, we believe this transaction will add an incremental $4 to $5 million of cash flow.
In addition to our natural gas services operating income, we also have earnings from unconsolidated entities, which is primarily our 50% owned Waskom gas processing plant. During the second quarter, these earnings were $2.4 million, compared to first quarter earnings of $2.1 million. We benefited from the Waskom expansion, as we completed the plant expansion in June, and are currently processing 260 to 270 million cubic feet per day, up from 150 million cubic feet per day when we bought the company.
Moving to our marine transportation segment: We had operating income of $2.1 million in the second quarter compared to $2 million in the first quarter. We had a strong revenue performance from our offshore segment, as revenues increased $0.8 million in our offshore business and $0.2 million in our inland business. Offsetting this revenue increase was a similar increase in operating expenses, primarily crew wages and repairs and maintenance. The crew wage increases have allowed us to keep boats fully crewed, and except for the time in the shipyard, to keep our vessels fully utilized.
Looking forward, we continue to see tight market conditions in our marine transportation marketing area, so we anticipate a continued strong cash flow performance from our marine transportation segment throughout the remainder of 2007.
Moving to our sulfur segment: We had operating income of $425,000 in the second quarter, compared to an operating loss of $262,000 in the first quarter. Although this is a definite improvement over the first quarter, in the second quarter we had not completely recovered from our sulfur marine transportation inefficiencies caused by downtime on the Martin Explorer, our offshore tug, and the Martin Express, our inland tug. The good news is that all the marine sulfur vessels are now operating, and as a result our sulfur distribution system is operating efficiently for the first time since the third quarter of 2006. As a result, we believe operating cash flows should return to similar levels of a year ago, when cash flow was $4.2 million for the first six months of 2006.
Because of the seasonality in the fertilizer segments, a comparison of the second quarter to the previous year’s second quarter is most appropriate. The fertilizer segment had an operating income of $1.4 million in this year’s second quarter, compared to $0.8 million in last year’s second quarter. We have continued to see improved margins and demand for our products as agricultural commodity prices were much improved over a year ago. Our margins improved 34% compared to a year ago, and our volume demand has increased by 5%.
Looking forward, the third quarter is typically our slowest quarter in the fertilizer business. However, this year, we expect to benefit from our new $25 million sulfuric acid plant that became operational in late July. As we have talked about before, we will consume about one-third of the sulfuric acid plant’s production at our Plainview facility, as sulfuric acid is a primary feedstock in our fertilizer business. The balance of the production, approximately 100,000 tons, will be marketed primarily to small commercial and industrial users, as well as to copper mines for use in their leeching processes. As you may know, sulfuric acid is in very tight supply, due to worldwide demand, so we believe this plant will have no trouble meeting our previously disclosed cash flow multiple of four to six times.
As all of you know, we raised approximately $56 million in a follow-on equity offering in May that was used to pay-down debt. As a result, debt to total capitalization is a very conservative 42%. Also, as a result of this deleveraging, we will lower our interest rate to LIBOR plus 175 beginning in the fourth quarter. During the third quarter, our interest rate will be LIBOR plus 200. As of today, we have $195 million of borrowings against our credit facility. Of this, $195 million of debt, we have hedged $145 million at a LIBOR rate of 5% plus our spread.
Moving to maintenance capital expenditures: Through the first six months, our maintenance capital expenditures have been $3.9 million. We estimate for the year, that our maintenance capital expenditures will be somewhere between $8 and $9 million.
So to summarize, we believe the outlook is quite strong for Martin Midstream. We have new business coming online in our terminal segment. Our marine transportation segment’s assets remain fully utilized. Our natural gas services segment will see the benefit of our Waskom expansion and the Woodlawn acquisition. Our sulfur segment has its marine transportation problems behind them. Our fertilizer segment has its sulfuric acid plant up and running. Furthermore, our debt will benefit from a lower pricing grid of LIBOR plus 175 beginning in the fourth quarter. Lastly, we have grown our distribution the last three consecutive quarters, and we still have very strong distribution coverage on a trailing 12 months of 1.2 times.
That concludes my formal comments on our second quarter performance, and now we would like to open the floor to questions.
Operator:
Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * key. One moment please while we poll for questions.
Thank you, our first question is from Mr. Blaschke from RBC Capital. Please proceed with your question.
<Q>: Yes, good morning. Just wanted to ask if we could get a little detail on expansion and acquisition capital?

Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Well, currently we have, like I mentioned, $195 million of debt on our facility. Our facility is a $250 million facility, so we have approximately $55 million of available capital under our line. We do have an accordion to ramp-up another $75 million, and that is kind of our position today.
<Q>: Okay. Any new projects?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
We have various, not large, terminal projects going on. Building tanks here and there, you know, each individual one might be somewhere between $3 and $5 million. We probably have four or five of those going on. Then just some odds and ends. And in Marine, we have some expansion going on. I’m not sure of the total amount of the dollars on there, but we have a little bit of that going on as well. But what our facility is right now, we can handle all of that. Again, we do have our accordion of $75 million if we want to go beyond that.
<Q>: Okay. And are you expecting to spend the full $75 million this year, or...?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
I think there is a chance, not by the end of this year, but probably within the next 12 months that could happen.
<Q>: Okay. And maintenance CapEx for the year, any change there?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
No, like I said in my report, we anticipate by the end of the year, we’ll be somewhere between $8 and $9 million.
<Q>: Okay.
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Total for the year, which we have spent approximately $4 million the first six months. But we have an incremental $4 to $5 million the last six months.
<Q>: Sounds good, thanks guys.
Operator:
Thank you. Our next question comes from Mr. Londe with AG Edwards. Please proceed with your question.

<Q>: Thank you. Curious, from the standpoint of refinery utilization and trends, do you see any changes there affecting you over the next couple quarters?
Ruben Martin — Martin Midstream — President and CEO
This is Ruben. Now we’ve been through some pretty good turnarounds in the first quarter, you know, that affected our sulfur business to some degree, but everything seems to be running in that segment as well. Our marine transportation is booked up anyway, so even a small adjustment in refinery utilization would not affect us to any degree.
<Q>: The asphalt market, is that still pretty strong?
Ruben Martin — Martin Midstream — President and CEO
Yeah, I think we are finally. After massive amounts of rain and so forth, we are seeing a good asphalt season here, that is finally kicking in. But you know, it is a small portion of our business, or our terminalling business, so hopefully our terminalling segments will be not only enhanced by the mud commissions in the Perdido Bay project, but the asphalt through-put at this time of the year.
<Q>: You know, Waskom you mentioned what your current through-put is, what is the maximum capacity you can operate there, and what are the margins like? I know the margins are pretty good in processing right now.
Ruben Martin — Martin Midstream — President and CEO
Yeah, we are pretty close to our maximum. We are still doing some tweaks on some of the units up there to try to tweak it on up maybe another 10 to 15 million a day, but we are pretty much maxed out every day. Yeah, margins are good for processing if you are on a key pole-type basis right now, and of course the Waskom gas plant, years as you move in and out, you are on more of a percentage of proceeds or percentage of liquids, which is a much more stable long-term and a fee-based type business that we do over there. So we are not getting the enhancement or the uplift from a key pole contract. But the volumes were dependent on that, as long as the volumes are steady, the cash flows are steady. Then as we slowly enhance that those cash flows will come up.
<Q>: Yeah, do you have any hedge positions right now?
Ruben Martin — Martin Midstream — President and CEO
Bob, do you want to address that?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Yeah, the details are disclosed in our Q, our positions. But we hedge roughly, off of the top of my head, about 50% for the remainder of the year. Kind of 40% for next year and then in

2009 about in the 30’s and then we also have in 2010 roughly about 20%. You know I would say that the crude prices in the near-term are in the $68.00-$69.00 range. Going out beyond that they’re above $70. Gas prices are in the $7 to $8 range, depending upon which year it is.
<Q>: In the integration of the Woodlawn acquisition, is that moving along smoothly, or how is that operating?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
My opinion is that it is going very well. I was talking to one of the guys, one of the marketing guys the other day, and I said how’s it going, and he said just hooking up customers. So I think it has been going quite well. It is just kind of hooked in, and into our whole East Texas system, we consider it a bolt-on acquisition.
Ruben Martin — Martin Midstream — President and CEO
It can feed its gas into and can process some at its own place. It can process at the Waskom facility. It is real close to the Waskom facility, so the plant manager and the management team right there, just basically takes it over. All we had to add was one particular accounting type at the home office.
<Q>: Do you see many ancillary benefit from the propane output at Waskom benefiting your wholesale propane business?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Well of course we have inter-company transfers between the two. And the answer is yes, it gives us security of supply in that area. The customers like it. A lot of that product is a high-purity product. It is going to specialty type markets, and not going into the propane wholesale market. But depending on the consumption by our industrial demand, the rest goes into the propane market. But it does give us a little bit of an advantage over a typical marketer or in the area.
<Q>: You mentioned that the marine business is particularly tight right now. Can you give us some insight into what’s driving that, and what we might see in the future?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Well, I think what is driving a lot of it is that we went through a severe downturn about four or five years ago in the business, and very little capital flowed into that business. So as you saw attrition with single skin barges having to go to double haul, nobody was willing to put the capital into the business, because it was the rates weren’t good enough to support new capital with steel prices going up. So that has changed now with refinery margins being good. I think the refineries realize that they have to have marine equipment in order to maximize the production through their facilities. So they don’t want some portion of asphalt or fuel or something holding up or hurting their volume through-puts, so they make gasoline. You know, they are all focused on making gasoline. So I think that is part of the problem, we still have not yet seen a lot of new equipment coming into the market. It is mostly replacement equipment, and I think that is kind of where we come from. Over the next few years, we have plenty of room to add equipment if we want to, but we are being very careful about what we add with contracts and longer-term contracts when we do add anything there.
Ruben Martin — Martin Midstream — President and CEO
I’ll also add to that, that the requirements of the refineries, the major oil companies, they want to see quality equipment before coming to their location. So they kind of by that demand have weaned out the smaller mom and pop kind of low investment kind of operators. So the bigger boys that have capital have been able to gain that business as well.
<Q>: Okay, thank you.
Operator:
Thank you. Again, if you would like to ask a question, please press *1.
Our next question comes from Mr. Horowitz with Raymond James. Please proceed with your question.
<Q>: Good morning thank you. My first question is regarding the sulfur business. You talked about operating cash flow to get back to levels similar to where it was a year ago, and I was just hoping for a little more clarity both on volumes and margins. It looks like volumes sequentially were relatively flat, but margins started to pick up a little bit, margins per ton. I was curious, concurrent with your expectation for cash flow to kind of mirror what it was in the first half of last year, if you thought that margins per ton could kind of get back up to that mid-$25.00 range?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Yeah, we are seeing that, but of course the international market on sulfur is very tight right now, and so we are trying to tweak those margins up to cover increase cost of jet fuel and increased operational costs. It just takes time to roll it through the system. Volumes, we don’t see a lot of changes there for at least a couple of years. There are several major refinery expansions, new coke projects that are coming on in 2009 and 2010. That a lot of that we’re already in the process of contracting to logistically handle those, that new sulfur for them. So I do not expect increased volumes in the sulfur business, but we do expect it to get back to kind of a normal margin and normal volumes.

<Q>: Okay. That is helpful. Switching gears now over to the fertilizer side, it looks like with the new plant coming online, obviously through-put will be increasing. Once again back to the margin question, you did have a slight pick up sequentially in margins this quarter, and I’m just wondering if you think you can grow on that kind of 20% as a benchmark, and how much further do you think you can get to by year-end?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Well if you look at the fertilizer segment, it is really more of a reduction of raw material feedstock costs, it is what the sulfuric acid plant brings to the table for the fertilizer segment. Now what it does add to the fertilizer segment, is some third-party margins that we will pick-up as a benefit of having the plant there at the site. So no, we definitely expect, if you look at that segment as a whole, those volumes will pick up and those margins on the fertilizer side may not necessarily, they will be better by the reduction of the feedstock costs. We do expect it to increase, so when you look at the numbers, it will look like larger margins. But it’s really a reallocation.
<Q>: I appreciate it, thank you.
Operator:
Thank you. Our next question comes from Mr. Londe with AG Edwards. Please proceed with your question.
<Q>: Yes, is there any update on the GPs involvement in building an underground storage facility near Perryville?
Ruben Martin — Martin Midstream — President and CEO
Bob, do you want to talk about that one?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Near Arcadia, Louisiana, you are talking about that one?
Ruben Martin — Martin Midstream — President and CEO
Yeah, Perryville is close to Arcadia.
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Just west of Perryville. Yes, production is going as we speak. We kind of soft circled phase one coming online in the fourth quarter. That will be a kind of smaller point HBCF, we are working on our disposal wells to expand into phase two, but phase two realistically won’t come online until about 2009. So again, a smaller piece phase one and late fourth quarter, but phase two really not complete until 2009. And again, this is just for everybody’s edification, this is all at the GP level, and then there is some discussion of ultimately it could be sold down to the MLP, but our Board has not made any commitments to that, but that is a definite possibility.
<Q>: Thank you.
Operator:
Thank you, here are no further questions at this time. I would like to turn the floor back over to management for closing comments.
Ruben Martin — Martin Midstream — President and CEO
Okay, Bob. This is Ruben, all I would like to say is that you know we have seen a lot of volatility in the MLP market in the last few days. We believe at Martin Midstream that we are committed to strategic disciplined acquisitions with organic growth. Investments, we are looking at long-term values for our Companies, and I think that the Woodlawn plant, of course the Waskom organic expansion and the sulfuric acid plant, which is organic, these are all examples of that strategy there, looking of long-term, good, solid margins in the long-run. All of those facilities are up and running, and will be running from now, this time forward, as they came on here in the late second quarter. Our improving distribution growth is increasing, as Bob talked about, it demonstrates our growth as very prudent. Long-term we’ve raised that distribution with increasing our coverages, we just wanted to leave you with that. The other thing of course is our business model, it is one of diversification. We realize it is a little bit harder to get grips around several different business lines, but we think that is positive, and we think it will add strength to the Company for the long-run. So all of those business lines fit together, but they are very diverse-type companies with different drivers driving those different business times. So anyway, with that I appreciate everybody’s time. I appreciate the questions. I look forward to the next quarter. Thank you.
Operator:
This concludes today’s teleconference. You may disconnect your lines at this time.